Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-179879

Pricing Term Sheet

McKesson Corporation

November 29, 2012

0.950% Notes due 2015

2.700% Notes due 2022

Issuer:	McKesson Corporation

Title:	0.950% Notes due 2015	2.700% Notes due 2022

Size:	$500,000,000	$400,000,000

Maturity:	December 4, 2015	December 15, 2022

Interest Payment Dates:	June 4 and December 4, commencing June 4, 2013	June 15 and December 15, commencing June 15, 2013

Coupon:	0.950%	2.700%

Benchmark Treasury:	0.375% due November 15, 2015	1.625% due November 15, 2022

Treasury Yield:	0.335%	1.613%

Spread to Benchmark Treasury:	+65 bps	+110 bps

Yield to Maturity:	0.985%	2.713%

Price to Public:	99.897%	99.886%

Make Whole Redemption:	Treasury Rate +10 bps	Treasury Rate +20 bps

CUSIP:	581557 AY1	581557 AZ8

ISIN:	US581557AY14	US581557AZ88

Ratings of the Notes:	Moody’s, Baa2; S&P, A-; Fitch, A-

Trade Date:	November 29, 2012

Settlement Date:	December 4, 2012

Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC
Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc.
Co-Managers:

Fifth Third Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Wells Fargo Securities, LLC

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary prospectus supplement dated November 29, 2012 and prospectus dated March 2, 2012.